Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Nikola Corporation for the registration of debt securities, common stock, preferred stock, depositary shares, warrants, and rights and to the incorporation by reference therein of our reports dated February 28, 2024, with respect to the consolidated financial statements of Nikola Corporation and the effectiveness of internal control over financial reporting of Nikola Corporation, included in Nikola Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

August 16, 2024